808 Wilshire Boulevard, 2nd Floor T: 310.255.7700 Santa Monica, California 90401F: 310.255.7702

FOR IMMEDIATE RELEASE
Mary Jensen, Vice President – Investor Relations 310.255.7751 or mjensen@douglasemmett.com

Douglas Emmett, Inc. Announces
2010 Second Quarter Earnings Results
Reports FFO of $0.30 Per Diluted Share
Increases 2010 FFO Guidance

SANTA MONICA, CALIFORNIA – August 3, 2010 – Douglas Emmett, Inc. (NYSE:DEI), a real estate investment trust (REIT), today announced its 2010 second quarter financial results for the period ended June 30, 2010.

Financial Results
Funds From Operations (FFO) for the three months ended June 30, 2010 totaled $46.8 million, or $0.30 per diluted share, compared to $49.7 million, or $0.32 per diluted share, for the three months ended June 30, 2009.  Funds From Operations (FFO) for the six months ended June 30, 2010 totaled $94.9 million, or $0.61 per diluted share, compared to $104.0 million, or $0.67 per diluted share, for the six months ended June 30, 2009.

The Company reported a GAAP net loss attributable to common stockholders of $9.0 million, or ($0.07) per diluted share, for the three months ended June 30, 2010, compared to a GAAP net loss attributable to common stockholders of $7.5 million, or ($0.06) per diluted share, for the three months ended June 30, 2009.  For the six months ended June 30, 2010, the Company reported a GAAP net loss attributable to common stockholders of $17.3 million, or ($0.14) per diluted share, compared to $9.3 million, or ($0.08) per diluted share, for the six months ended June 30, 2009.

Same Property Net Operating Income (NOI) on a cash basis was flat for three months ended June 30, 2010 compared to the three months ended June 30, 2009.  Same Property NOI on a GAAP basis for the three months ended June 30, 2010 decreased 1.4% compared to the three months ended June 30, 2009.

Company Operations
Office:  The second quarter of 2010 marked the fifth consecutive quarter of strong leasing volume.  Total leasing activity during the second quarter of 2010 totaled 732,837 square feet in 167 leases signed by the Company, compared to the first quarter of 2010, which totaled 510,929 square feet, or 155 leases.  Total leasing activity included 69 new leases signed by the Company during the second quarter totaling 257,123 square feet, compared to 73 new leases totaling 175,750 square feet in the first quarter of 2010.

As of June 30, 2010, the Company’s office portfolio was 91.1% leased and 89.7% occupied, compared to 91.3% leased and 90.4% occupied at March 31, 2010. These figures exclude six properties owned by an unconsolidated fund managed by the Company.  As of June 30, 2010, the Company’s office portfolio, including the fund-owned properties, was 89.6% leased and 88.0% occupied, compared to 89.7% leased and 88.6% occupied at March 31, 2010.  The occupied percentage represents the leased portion of the Company’s office portfolio less those leases where the rent commencement date has yet to occur.

Douglas Emmett, Inc. Announces 2010 Second Quarter Earnings Results

Same property office revenues, on a cash basis, increased to $114.1 million in the second quarter of 2010 from $113.4 million in the second quarter of 2009.  Same property office expenses, on a cash basis, increased to $37.2 million in the second quarter of 2010 from $36.7 million in the second quarter of 2009.  Same property office revenues, on a GAAP basis, decreased to $122.1 million in the second quarter of 2010 from $122.7 million in the second quarter of 2009.  Same property office expenses, on a GAAP basis, increased to $37.1 million in the second quarter of 2010 from $36.7 million in the second quarter of 2009.

Multifamily:  Same property multifamily revenues, on a cash basis, decreased to $16.1 million for the quarter ended June 30, 2010 from $16.2 million for the quarter ended June 30, 2009. Same property multifamily revenues, on a GAAP basis, were essentially flat at $17.0 million for the quarter ended June 30, 2010 compared to the quarter ended June 30, 2009.

As of June 30, 2010, the Company’s multifamily portfolio was 99.3% leased compared to 99.5% leased at March 31, 2010.

Acquisitions
On June 29, 2010, the Company announced that it acquired Bishop Square, an office project containing approximately 960,000 square feet located in Honolulu, Hawaii for a contract price of $232 million. This transaction increased the Company’s Class “A” office space market share within the Honolulu Central Business District to 37.1% from 15.4%.

Fund
On July 1, 2010, the Company announced that it closed the subscription period for its current institutional fund on June 30, 2010.  The closing brought the total equity commitments to $549,250,000, including $191 million from the Company – a $41 million increase from the Company’s previously announced commitment level of $150 million.

Dividends
During the quarter, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per common share. The dividend was paid on July 15, 2010 to shareholders of record as of June 30, 2010. On an annualized basis, this represents a dividend of $0.40 per common share.

Guidance
The Company is increasing its full year 2010 FFO guidance range to $1.24 - $1.28 per diluted share from the previous range of $1.19 - $1.25 per diluted share.  This guidance includes the impact from the Bishop Square acquisition and a contemplated term loan financing related to the acquisition.  Except as noted, this guidance excludes any impact from future acquisitions, dispositions, equity purchases, debt financings or repayments, recapitalizations, or similar matters.  This guidance assumes that non-cash interest expense for 2010 relating to the Company’s pre-IPO interest rate swap contracts will approximate straight-line amortization.  Further, in our guidance, we are maintaining our previously stated assumption that one-month LIBOR will average 1.00% during the period from August 1, 2010 to December 31, 2010.

Douglas Emmett, Inc. Announces 2010 Second Quarter Earnings Results

Conference Call and Webcast Information
A conference call to discuss the Company’s 2010 second quarter financial results is scheduled for Wednesday, August 4, 2010 at 2:00 pm Eastern Time or 11:00 am Pacific Time.  Interested parties can access the live call or the replay via the:

▪	Internet: Go to www.douglasemmett.com at least fifteen minutes prior to the start time of the call in order to register, download and install any necessary audio software.

▪	Phone: 877-298-7945 (U.S./Canada) or 706-758-2996 (International) – conference ID #86179249.

▪
Replay: A rebroadcast of the live call will be available for 90 days on the Company’s website, at www.douglasemmett.com. Alternatively, a digital replay will be available beginning at approximately 5:00 p.m. Eastern Time, on Wednesday, August 4, 2010 and ending at 11:59 pm Eastern Time, Wednesday, August 11, 2010 using 800-642-1687 (U.S./Canada), or 706-645-9291 (International) and conference ID #86179249.

Supplemental Information
Supplemental financial information for the Company’s 2010 second quarter financial results can be accessed on the Company’s website under the Investor Relations section at www.douglasemmett.com.

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (NYSE: DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in premier submarkets in Southern California and Hawaii. The Company’s properties are concentrated in ten submarkets – Brentwood, Olympic Corridor, Century City, Santa Monica, Beverly Hills, Westwood, Sherman Oaks/Encino, Warner Center/Woodland Hills, Burbank and Honolulu.  The Company focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities. The Company maintains a website at www.douglasemmett.com.

Safe Harbor Statement
Except for the historical facts, the statements in this press release are forward-looking statements based on our beliefs about, and assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect.  As a result, our actual future results can be expected to differ from our expectations, and those differences may be material.  Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

--tables follow--

Douglas Emmett, Inc. Announces 2010 Second Quarter Earnings Results

Douglas Emmett, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Investment in real estate:
Land	$851,791	$835,407
Buildings and improvements	5,222,779	5,017,569
Tenant improvements and lease intangibles	561,893	534,084
Investment in real estate, gross	6,636,463	6,387,060
Less: accumulated depreciation	(799,146)	(688,893)
Investment in real estate, net	5,837,317	5,698,167

Cash and cash equivalents	21,249	72,740
Tenant receivables, net	1,256	2,357
Deferred rent receivables, net	44,803	40,395
Interest rate contracts	71,268	108,027
Acquired lease intangible assets, net	11,592	11,691
Investment in unconsolidated real estate funds	97,364	97,127
Other assets	26,434	29,428
Total assets	$6,111,283	$6,059,932

Liabilities
Secured notes payable	$3,412,500	$3,258,000
Unamortized non-cash debt premium	12,835	15,459
Interest rate contracts	174,566	237,194
Accrued interest payable	25,275	26,263
Accounts payable and accrued expenses	37,151	46,630
Acquired lease intangible liabilities, net	124,859	139,340
Security deposits	32,338	32,501
Dividends payable	12,263	12,160
Total liabilities	3,831,787	3,767,547

Equity
Douglas Emmett, Inc. stockholders’ equity:
Common stock	1,226	1,216
Additional paid-in capital	2,308,967	2,290,419
Accumulated other comprehensive income (loss)	(158,919)	(186,255)
Accumulated deficit	(353,761)	(312,017)
Total Douglas Emmett, Inc. stockholders’ equity	1,797,513	1,793,363
Noncontrolling interests	481,983	499,022
Total equity	2,279,496	2,292,385
Total liabilities and equity	$6,111,283	$6,059,932

Douglas Emmett, Inc. Announces 2010 Second Quarter Earnings Results

Douglas Emmett, Inc.
Consolidated Statements of Operations
(unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009(1)
Revenues:
Office rental:
Rental revenues	$98,695	$99,210	$197,442	$207,756
Tenant recoveries	7,710	7,134	14,188	15,100
Parking and other income	15,838	16,404	31,389	34,038
Total office revenues	122,243	122,748	243,019	256,894

Multifamily rental:
Rental revenues	15,879	16,007	31,778	32,194
Parking and other income	1,087	1,040	2,199	2,124
Total multifamily revenues	16,966	17,047	33,977	34,318
Total revenues	139,209	139,795	276,996	291,212

Operating Expenses:
Office expenses	37,198	36,665	73,312	76,977
Multifamily expenses	4,434	4,286	9,002	8,803
General and administrative	5,944	5,959	11,794	12,310
Depreciation and amortization	54,921	55,729	110,253	116,803
Total operating expenses	102,497	102,639	204,361	214,893
Operating income	36,712	37,156	72,635	76,319
Gain on disposition of interest in unconsolidated real estate fund	―	―	―	5,573
Other income (loss)	151	60	397	(507)
(Loss) Gain, including depreciation, from unconsolidated real estate funds	(2,200)	(2,128)	(3,704)	675
Interest expense	(45,676)	(44,606)	(90,810)	(93,828)
Acquisition-related expenses	(292)	―	(292)	―
Net loss	(11,305)	(9,518)	(21,774)	(11,768)
Less: Net loss attributable to noncontrolling interests	2,314	2,036	4,496	2,419
Net loss attributable to common stockholders	$(8,991)	$(7,482)	$(17,278)	$(9,349)
Net loss per common share – basic and diluted(2)	$(0.07)	$(0.06)	$(0.14)	$(0.08)
Weighted average shares of common stock outstanding – basic and diluted(2)	122,332	121,319	121,990	121,579

(1)
Douglas Emmett Fund X, LLC (Fund X) was deconsolidated from our financial statements as of the end of February 2009 and is presented on an unconsolidated basis beginning March 2009.  As a result, the consolidated operating results of Douglas Emmett, Inc. for 2009 presented above reflect the impact of the properties owned by Fund X only for the months of January and February 2009 on a consolidated basis. For a comparison of quarterly results excluding Fund X, see our Same Property Financial Data.

(2)
Basic and diluted shares are calculated in accordance with accounting principles generally accepted in the United States (GAAP) and include common stock plus dilutive equity instruments, as appropriate.  This amount excludes OP units and vested LTIP units (Long-Term Incentive Plan units that are limited partnership units in our OP), which are included in the non-GAAP calculation of diluted shares on the following page of this release.

Douglas Emmett, Inc. Announces 2010 Second Quarter Earnings Results

Douglas Emmett, Inc.
FFO Reconciliation
(unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Funds From Operations (FFO) (1)
Net loss attributable to common stockholders	$(8,991)	$(7,482)	$(17,278)	$(9,349)
Depreciation and amortization of real estate assets	54,921	55,729	110,253	116,803
Net loss attributable to noncontrolling interests	(2,314)	(2,036)	(4,496)	(2,419)
Gain on disposition of interest in unconsolidated real estate fund	―	―	―	(5,573)
Less: adjustments attributable to consolidated joint venture and unconsolidated investment in real estate funds	3,168	3,503	6,377	4,568
FFO	$46,784	$49,714	$94,856	$104,030

Weighted average share equivalents outstanding - fully diluted	156,489	155,380	156,224	155,703
FFO per share - fully diluted	$0.30	$0.32	$0.61	$0.67

(1)
We calculate funds from operations before noncontrolling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.  However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Douglas Emmett, Inc. Announces 2010 Second Quarter Earnings Results

Douglas Emmett, Inc.
Same Property Statistical and Financial Data
(unaudited and in thousands, except statistics)

	As of June 30,
	2010	2009
Same Property Office Statistics
Number of properties	49	49
Rentable square feet	11,891,220	11,889,012
% leased	91.1%	92.1%
% occupied	89.7%	91.2%

Same Property Multifamily Statistics
Number of properties	9	9
Number of units	2,868	2,868
% leased	99.3%	99.1%

	Three Months Ended June 30,
	2010	2009	% Favorable (Unfavorable)
Same Property Net Operating Income – GAAP Basis (1)(3)
Total office revenues	$122,058	$122,748	(0.6)%
Total multifamily revenues	16,966	17,047	(0.5)
Total revenues	139,024	139,795	(0.6)

Total office expense	(37,118)	(36,665)	(1.2)
Total multifamily expense	(4,434)	(4,286)	(3.5)
Total property expense	(41,552)	(40,951)	(1.5)

Same Property NOI - GAAP basis	$97,472	$98,844	(1.4)%

Same Property Net Operating Income - Cash Basis(1)(2)(3)
Total office revenues	$114,130	$113,413	0.6%
Total multifamily revenues	16,088	16,166	(0.5)
Total revenues	130,218	129,579	0.5

Total office expense	(37,164)	(36,711)	(1.2)
Total multifamily expense	(4,434)	(4,286)	(3.5)
Total property expense	(41,598)	(40,997)	(1.5)

Same Property NOI - cash basis	$88,620	$88,582	― %

NOTE:  See below for a description of same property, cash basis and NOI.

Douglas Emmett, Inc. Announces 2010 Second Quarter Earnings Results

Douglas Emmett, Inc.
Reconciliation of Same Property NOI to GAAP Net Income (Loss)
(unaudited and in thousands)

	Three Months Ended June 30,
	2010	2009
Same property office revenues - cash basis (1)(2)	$114,130	$113,413
GAAP adjustments	7,928	9,335
Same property office revenues - GAAP basis	122,058	122,748
Same property multifamily revenues - cash basis	16,088	16,166
GAAP adjustments	878	881
Same property multifamily revenues - GAAP basis	16,966	17,047
Same property revenues - GAAP basis	139,024	139,795
Same property office expenses - cash basis	(37,164)	(36,711)
GAAP adjustments	46	46
Same property office expenses - GAAP basis	(37,118)	(36,665)
Same property multifamily expenses - cash basis	(4,434)	(4,286)
GAAP adjustments	―	―
Same property multifamily expenses - GAAP basis	(4,434)	(4,286)
Same property expenses - GAAP basis	(41,552)	(40,951)
Same property Net Operating Income (NOI) (3)- GAAP basis	97,472	98,844
Non-comparable office revenues	185	―
Non-comparable office expenses	(80)	―
Total property NOI - GAAP basis	97,577	98,844
General and administrative expenses	(5,944)	(5,959)
Depreciation and amortization	(54,921)	(55,729)
Operating income	36,712	37,156
Gain on disposition of interest in unconsolidated real estate fund	―	―
Other income (loss)	151	60
(Loss) gain, including depreciation, from unconsolidated real estate funds	(2,200)	(2,128)
Interest expense	(45,676)	(44,606)
Acquisition-related expenses	(292)	―
Net loss	(11,305)	(9,518)
Less: Net loss attributable to noncontrolling interests	2,314	2,036
Net loss attributable to common stockholders	$(8,991)	$(7,482)

(1)
To facilitate a more meaningful comparison of NOI between periods, we calculate comparable amounts for a subset of our owned properties referred to as “same properties”.  Same property amounts are calculated as the amounts attributable to properties which have been owned and operated by us during the entire span of both periods compared.  Therefore, any properties either acquired after the first day of the earlier comparison period or sold or unconsolidated before the last day of the later comparison period are excluded from same properties.  We may also exclude from the same property set any property that is undergoing a major repositioning project that would impact the comparability of its results between two periods.

(2)
NOI (as defined in the next footnote) includes the revenue and expense directly attributable to our real estate properties calculated in accordance with GAAP, and is specifically labeled as “GAAP basis.”  We also believe that NOI calculated on a cash basis is useful for investors to understand our operations.  Cash basis NOI is also a non-GAAP measure, which we calculate by excluding from GAAP basis NOI our straight-line rent adjustments and the amortization of above/below market lease intangible assets and liabilities.  Accordingly, cash basis NOI should be considered only as a supplement to net income as a measure of our performance.  Cash basis NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.  Cash basis NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP.

(3)
Reported net income (or loss) is computed in accordance with GAAP.  In contrast, net operating income (NOI) is a non-GAAP measure consisting of the revenue and expense attributable to the real estate properties that we own and operate.  Although NOI is considered a non-GAAP measure, we present NOI on a “GAAP basis” by using property revenues and expenses calculated in accordance with GAAP.  The most directly comparable GAAP measure to NOI is net income (or loss), adjusted to exclude general and administrative expense, depreciation and amortization expense, interest income, interest expense, income from unconsolidated partnerships, noncontrolling interests in consolidated partnerships, gains (or losses) from sales of depreciable operating properties, net income from discontinued operations and extraordinary items.  Management uses NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.  We also believe that NOI will be useful to investors as a basis to compare our operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to such other REITs’ NOI.  Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.  NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP.